EXHIBIT 99.1

  Financial Corporation

Contact:	Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION
ANNOUNCES DECEMBER 2002 QUARTER RESULTS
Record loan production of $1.3 billion
Net income of $2.1 million compared to $1.5 million a year ago
Net operating results of $8.0 million
Writes down residual interests by $31.9 million
Reduces borrowings by $56.4 million

        Los Angeles, California, February 6, 2003 - Aames Financial Corporation (OTCBB: AMSF), a leader in subprime home equity lending, today reported results of operations for the three and six months ended December 31, 2002, announcing net income of  $2.1 million and $12.0 million, respectively, compared to net income of $1.5 million and $2.2 million, respectively, during the comparable three and six month periods a year ago.

        In making the announcement, A. Jay Meyerson, the Company's Chief Executive Officer, stated, “The operating results for the three and six months ended December 31, 2002 reflect continued improvement in the Company's operations. I am pleased with our $1.3 billion record loan production during the quarter, which reflects broad based growth momentum and record loan production in each of our loan origination channels.”

        In its regular quarterly review of its residual interests during the three months ended December 31, 2002, the Company considered the historical performance of its securitized pools, the recent prepayment experience of loans in those pools, the credit loss performance of loans in previously securitized pools, other industry data and economic factors prevailing in the U.S. economy. The Company increased certain of its credit loss assumptions and certain of its annual prepayment rate assumptions used in estimating the fair value of the retained residual interests. The effect of these changes in estimates resulted in a $31.9 million write-down to the carrying value of the Company's residual interests during the three and six months ended December 31, 2002.

        On December 13, 2002, the Company consummated its offer to exchange (the “Exchange Offer”) its newly issued 5.5% Convertible Subordinated Debentures due 2012 (the “New Debentures”) for its outstanding 5.5% Convertible Subordinated Debentures due 2006 (the “Existing Debentures”). The Company exchanged $49.6 million of the outstanding Existing Debentures that were tendered and issued an equal amount of New Debentures. On December 23, 2002, the Company redeemed $19.8 million, or 40.0%, of the principal amount outstanding on the New Debentures through a scheduled mandatory sinking fund payment. Subsequently, Specialty Finance Partners, the Company's largest stockholder, forgave the remaining $25.0 million principal balance of its New Debentures due it from the Company, which would have been redeemable at the option of the Company at 5.0%, or $1.3 million, subject to certain restrictions set forth in the New Debentures. The Company also recognized $1.0 million of debt extinguishment income in connection with the extinguishment of $11.5 million of its 9.125% Senior Notes at a discount from par for $10.5 million of cash during the three months ended December 31, 2002.

        Excluding the $31.9 million write-down to the carrying value of the Company's residual interests and the $26.0 million of debt extinguishment income during the three months ended December 31, 2002 and the $17.0 million write-down to the residual interests during the three months ended December 31, 2001, net operating results during the December 2002 quarter decreased $10.5 million to $8.0 million from the $18.5 million reported during the December 2001 quarter.

        During the three and six months ended December 31, 2002, diluted net income to common stockholders was $47,000 and $12.0 million, respectively. In comparison, the diluted net loss to common stockholders was $2.8 million and $6.5 million during the three and six months ended December 31, 2001, respectively.

        Diluted net income per common share was $0.01 and $0.13 for the three and six months ended December 31, 2002, respectively, compared to diluted net loss per common share of $0.44 and $1.03 during the comparable three and six month periods in 2001, respectively.

        Total revenue during the three months ended December 31, 2002 increased $9.4 million to $64.0 million from $54.6 million during the comparable three month period a year ago. Total revenue during the three months ended December 31, 2002 includes $26.0 million of debt extinguishment income and $31.9 million write-down to the Company's residual interests discussed above. Excluding the $26.0 million of debt extinguishment income and the $31.9 million write-down to the residual interests during the three months ended December 31, 2002, and the $17.0 million residual interest write-down during the three months ended December 31, 2001, total revenue decreased $1.7 million during the three months ended December 31, 2002 from total revenue during the comparable three month period in 2001. The $1.7 million decrease in total revenue was comprised of decreases of $1.1 million, $0.7 million and $0.6 million in loan servicing income, origination fees and interest income, respectively, partially offset by a $0.7 million increase in gain on sale of loans.

        Total expenses during the three months ended December 31, 2002 increased $8.1 million to $60.3 million from $52.2 million during the three months ended December 31, 2001. The increase in expenses during the three months ended December 31, 2002 from expenses reported during the comparable period a year ago was attributable primarily to increases of $6.5 million, $0.8 million and $2.2 million in personnel, production and general and administrative expenses, respectively, partially offset by a $1.4 million decrease in interest expense.

Summary of Three and Six Month Financial Results

        Total revenues

        Total revenue increased $9.4 million and $23.7 million to $64.0 million and $131.4 million during the three and six months ended December 31, 2002, respectively, from total revenue of $54.6 million and $107.7 million during the three and six months ended December 31, 2001, respectively. The increase in total revenue during the three months ended December 31, 2002 from the same period a year ago resulted primarily from the $26.0 million of debt extinguishment income. Total revenue during the three months ended December 31, 2002 also benefited from a $0.7 million increase in gain on sale of loans over amounts reported during the same period a year ago which was more than offset by decreases of $1.1 million, $0.7 million and $0.6 million in loan servicing, origination fees and interest income, respectively. Total revenue during the three months ended December 31, 2002 also includes the $31.9 million write-down to the Company's retained residual interests.

        Excluding the $26.0 million of debt extinguishment income and the $31.9 million write-down to the residual interests during the three months ended December 31, 2002, and the $17.0 million residual interest write-down during the three months ended December 31, 2001, total revenue decreased $1.7 million during the three months ended December 31, 2002 from total revenue during the comparable three month period in 2001. The $1.7 million decrease in total revenue was comprised of decreases of $1.1 million, $0.7 million and $0.6 million in loan servicing income, origination fees and interest income, respectively, partially offset by a $0.7 million increase in gain on sale of loans.

        The $23.7 million increase in total revenue during the six months ended December 31, 2002 over total revenue during the comparable six month period a year ago is due primarily to higher gain on sale of loans and debt extinguishment income, partially offset by the write-down to the residual interest coupled with decreases in interest income, loan servicing income and origination fees. Excluding the $31.9 million write-down to the residual interests and the $27.1 million of debt forgiveness income during the six months ended December 31, 2002 and the $27.0 million write-down to the residual interests during the six months ended December 31, 2001, total revenue increased $1.5 million during the six months ended December 31, 2002 over total revenue during the same period a year ago.

        Ronald J. Nicolas, Jr., the Company's Chief Financial Officer stated, “The Company's total revenue included a $31.9 million write-down to the fair value of the Company's residual interests and $26.0 million of debt forgiveness income. The $31.9 million write-down addresses recent increases in the severity of credit losses on mortgage loans attributable to current economic conditions, coupled with an increase in the rate of prepayment on mortgage loans due to the current mortgage interest rate environment.” Nicolas continued, “The Company intends to continue to closely monitor the actual performance of its residual interests relative to their underlying valuation assumptions with a goal of keeping pace with current economic factors in the marketplace. The Company was able to extinguish $56.4 of borrowings during the December 2002 quarter.”

        Total expenses

        Total expenses increased $8.1 million and $13.1 million to $60.3 million and $117.2 million during the three and six months ended December 31, 2002, respectively, from $52.2 million and $104.1 million during the three and six months ended December 31, 2001, respectively. The $8.1 million increase in total expenses during the three months ended December 31, 2002 over total expenses during the comparable period in 2001 was attributable to increases of $6.5 million, $2.2 million and $0.8 million in personnel, general and administrative, and production expense, respectively, partially offset by a decline of $1.4 million in interest expense. The $13.1 million increase in total expense during the six months ended December 31, 2002 over total expense during the same six month period in 2001 was attributable to increases of $11.9 million , $2.6 million and $2.2 million in personnel, production and general and administrative expense, respectively, partially offset by a $3.6 million decline in interest expense.

Loan Production

        Total Production. During the three months ended December 31, 2002, the Company originated a total of $1.3 billion of mortgage loans, an increase of $337.5 million, or 34.8%, over the $969.2 million of total loan production reported during the three months ended September 30, 2002, and an increase of $472.1 million, or 56.6% over the $834.6 million of total loan production during the three months ended December 31, 2001. Total loan production during the six months ended December 31, 2002 was $2.3 billion an increase of $718.3 million, or 46.1%, over the $1.6 billion of total mortgage loans originated during the comparable six month period in 2001. The Company's loan origination volumes increased during the three and six months ended December 31, 2002 over those reported during the comparable periods a year ago due to the continuation of the favorable mortgage interest rate environment and to the issuance of new uniform underwriting guidelines throughout the Company designed to improve the Company's competitive position and to provide greater underwriting consistency among the retail and broker origination channels.

        Total Retail Production. The Company's total retail production was $516.2 million during the three months ended December 31, 2002, an increase of $64.0 million, or 14.2%, over the $452.2 million reported during the three months ended September 30, 2002, and an increase of $77.9 million, or 17.8%, over the $438.3 million of total retail production during the three months ended December 31, 2001. During the six months ended December 31, 2002, total retail production increased $177.0 million, or 22.4%, over the $791.4 million of total retail production during the six months ended December 31, 2001.

        Traditional Retail Branch Network

        During the three months ended December 31, 2002, loan origination through the Company's traditional retail branch network increased $50.6 million, or 15.7%, to $372.5 million over the $321.9 million reported during the three months ended September 30, 2002, and increased $25.1 million, or 7.2%, over the $347.4 million of traditional retail branch production reported during the three months ended December 31, 2001. During the six months ended December 31, 2001, mortgage loan production through the Company's traditional retail branch network was $694.5 million, an increase of $38.6 million, or 5.9%, over the $655.9 million of traditional retail branch production reported during the comparable six month period a year ago.

        National Loan Centers

        Loan production through the Company's National Loan Centers, which originate mortgage loans primarily through affiliations with certain Internet sites, increased $13.4 million, or 10.3%, to $143.7 million during the three months ended December 31, 2002 from $130.3 million reported during the three months ended September 30, 2002, and increased $52.9 million over the $90.8 million reported during the comparable three month period a year ago. Mortgage loan production through the Company's National Loan Centers was $274.0 million during the six months ended December 31, 2002 and increase of $138.5 million, or 102.2%, over the $135.5 million of production during the comparable six month period a year ago. The increase in the National Loan Centers' production during the three months and six months ended December 31, 2002 over their production levels during the comparable periods in 2001 was due, in part, to the fact that the December 2002 periods' production included loan production from the Company's second National Loan Center that commenced operations in November 2001 and did not contribute materially to production in the 2001 periods.

        Total Broker Production. The Company's total broker loan production during the three months ended December 31, 2002 was $790.5 million, an increase of $273.6 million, or 52.9%, over the $516.9 million of total broker production reported during the three months ended September 30, 2002, and an increase of $394.2 million, or 99.5%, over the $396.3 million of total broker loan production during the three months ended December 31, 2001. Total broker loan production during the six months ended December 31, 2001 was $1.3 billion an increase of $541.2 million, or 70.6%, over the $766.2 million of total broker production reported during the six months ended December 31, 2001.

        The increase in the Company's total broker production during the three and six months ended December 31, 2002 was attributable to improved market penetration due to changes in the Company's underwriting guidelines which improved product availability in the wholesale channel and increased utilization by brokers of the Company's broker telemarketing and Internet platform. In addition, the Company's broker production benefited from the continuation of the favorable mortgage interest rate environment

        Traditional Regional Broker Office Network

        Mortgage loan production from the traditional regional broker office network during the three months ended December 31, 2002 was $702.9 million which increased $237.7 million and $333.8 million over the $465.2 million and $369.1 million, respectively, of traditional regional broker office network production during the three months ended September 30, 2002 and December 31, 2001, respectively. During the six months ended December 31, 2002, mortgage loan production through the Company's traditional regional broker office network was $1.2 billion, an increase of $452.8 million, or 63.3%, over the $715.3 million of traditional regional broker office network production during the comparable six month period in 2001.

        Broker Telemarketing and Internet

        Broker mortgage loan production through telemarketing and the Internet was $87.6 million during the three months ended December 31, 2002, an increase of $35.8 million, or 69.1%, over the $51.8 million reported during the three months ended September 30, 2002, and an increase of $60.4 million over the $27.2 million reported during the three months ended December 31, 2001.

        During the six months ended December 31, 2002, broker mortgage loan production through telemarketing and the Internet was $139.4 million, an increase of $88.5 million over the $50.9 million reported during the six months ended December 31, 2001.

Loans dispositions and loan servicing

        Loan Dispositions

        Total loan dispositions through securitizations and whole loan sales for cash during the three and six months ended December 31, 2002 were $1.2 billion and $2.1 billion, respectively, compared to $835.2 million and $1.6 billion during the three and six months ended December 31, 2001, respectively. The Company's increased loan dispositions during the three and six months ended December 31, 2002 over the comparable periods a year ago are related to the Company's increased loan origination volumes during the 2002 periods over production levels reported during the same periods a year ago.

        During the three months ended December 31, 2002, the Company securitized $315.0 million of mortgage loans, an increase of $80.0 million from the $235.0 million of mortgage loans securitized during the comparable three month period a year ago. Whole loan sales for cash during the three months ended December 31, 2002 were $861.0 million, an increase of $260.8 million over the $600.2 million of whole loan sales during the three months ended December 31, 2001. During the six months ended December 31, 2002, the Company securitized $315.0 million of mortgage loans compared to $410.0 million during the comparable period a year ago. During the six months ended December 31, 2002, the Company sold $1.8 billion of whole loans for cash compared to $1.2 billion of whole loans sales for cash during the six months ended December 31, 2001.

        The Company was more reliant on whole loan sales than securitizations during the three and six months ended December 2002 and 2001, due to attractive pricing conditions prevailing in the whole loans markets during such periods and, to a lesser extent, due to the Company's strategy of retaining capacity in its residual facility with an affiliate until the facility's expiration in March 2003.

        The residual interest created in the $315.0 million securitization which closed during the three months ended December 31, 2002 was sold for $8.6 million of cash to an affiliate of the Company under its residual forward sale agreement. The Company sold for cash to an unrelated, third party mortgage banking company the mortgage servicing rights and the rights to the prepayment penalties on the underlying mortgage loans in the securitization.

        Loan servicing

        At December 31, 2002 and June 30, 2002 the Company's total servicing portfolio was $2.5 billion and $2.3 billion, respectively, of which $2.4 billion and $2.2 billion, respectively, or 95.8 % and 94.6%, respectively, was serviced in-house. Loans in securitization trusts serviced in-house declined to $952.6 million at December 31, 2002 from $1.2 billion at June 30, 2002 due to mortgage loan run-off. The Company's servicing portfolio at December 31, 2002 and June 30, 2002 included approximately $1.4 billion and $991.0 million, respectively, of loans serviced for others on an interim basis, which includes loans sold where servicing has yet to be transferred and loans held for sale. The Company's servicing portfolio was $2.8 billion at December 31, 2001, of which $2.6 billion, or 94.4%, was serviced in-house.

        Aames Financial Corporation is a leading home equity lender, and at December 31, 2002 operated 92 traditional retail branches, 2 National Loan Centers and 4 traditional regional broker offices throughout the United States.

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2002, and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in subsequent filings by the Company with the United States Securities and Exchange Commission.

        Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Financial Tables
(In thousands, except per share data)
CONDENSED CONSOLIDATED BALANCE SHEETS	December 31, 2002 (Unaudited)	June 30, 2002 (Audited)
Cash and cash equivalents	$13,686	$17,391
Loans held for sale, at lower of cost or market	628,319	462,068
Accounts receivable	56,408	61,276
Residual interests, at estimated fair value	151,756	197,297
Mortgage servicing rights, net	1,457	2,920
Other assets	24,607	25,646

Total assets	$876,233	$766,598

Borrowings	$200,111	$263,970
Revolving warehouse and repurchase facilities	543,557	383,119
Accrued dividend on convertible preferred stock	36,967	36,005
Other liabilities	52,189	46,319

	832,824	729,413
Stockholders' equity	43,409	37,185

Total liabilities and stockholders' equity	$876,223	$766,598

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001
Revenue:
Gain on sale of loans	$35,527	$31,812	$64,059	$55,636
Write-down of residual interests	(31,923)	(17,000)	(31,923)	(27,000)
Origination fees	14,315	15,044	27,690	28,879
Loan servicing	2,329	3,361	5,084	6,433
Debt extinguishment income	26,005		27,092
Interest	20,743	21,335	39,357	43,728
Total revenue, including write-down of
residual interests	63,996	54,552	131,359	107,676

Expenses:
Personnel	35,655	29,115	66,877	55,015
Production	5,652	4,916	11,815	9,241
General and administrative	10,919	8,658	21,596	19,355
Interest	8,122	9,474	16,891	20,524

Total expenses	60,348	52,163	117,179	104,135

Income before income taxes	3,648	2,389	14,180	3,541
Provision for income taxes	1,568	852	2,186	1,378

Net income	$2,080	$1,537	$11,994	$2,163

Net income (loss) to common shareholders
Basic	$47	$(2,845)	$6,183	$(6,542)

Diluted	$47	$(2,845)	$11,994	$(6,542)

Net income (loss) per common share:
Basic	$0.01	$(0.44)	$0.94	$(1.03)

Diluted	$0.01	$(0.44)	$0.13	$(1.03)

Weighted average number of common shares:
Basic	$6,513	$6,402	$6,498	$6,334

Diluted	$6,513	$6,402	$92,045	$6,334

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information
(In Thousands)

The following table sets forth information regarding basic and diluted net income (loss) per common share for the three and six months ended
December 31, 2002 and 2001 (amount in thousands, except per share data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001
Basic net income (loss) per common share:
Net Income	$2,080	$1,537	$11,994	$2,163
Less: Accrued dividends on Series B, C and D Convertible Preferred Stock	(2,033)	(4,382)	(5,856)	(8,705)

Basic net income (loss) to common stockholders	$47	$(2,845)	$6,138	$(6,542)

Basic weighted average number of common shares outstanding	6,513	6,402	6,498	6,334

Basic net income (loss) per common share	$0.01	$(0.44)	$0.94	$(1.03)

Diluted net income (loss) per common share:
Basic net income (loss) to common stockholders	$47	$(2,845)	$6,138	$(6,542)
Plus: Accrued dividends on Series B, C, and D Convertible Preferred Stock			5,856

Diluted net income (loss) to common stockholders	$47	$(2,845)	$11,994	$(6,542)

Basic weighted average number of common shares outstanding	6,513	6,402	6,498	6,334
Plus incremental shares from assumed conversion of the Series B, C, and D Convertible Preferred Stock			85,547

Diluted weighted average number of common shares outstanding	6,513	6,402	92,045	6,334

Diluted net income (loss) per common share	$0.01	$(0.44)	$0.13	$(1.03)

The following table reconciles total revenue in conformity with generally accepted accounting principles ("GAAP") to proforma amounts discussed within the text of the accompanying press release (dollars in thousands):

Total revenue per GAAP	$63,996	$54,552	$131,359	$107,676
Add: write-down of residual interests	31,923	17,000	31,923	27,000
Less: debt extinguishment income	(26,005)		(27,092)

Proforma total operating revenue	$69,914	$71,552	$136,190	$134,676

Net income per GAAP	$2,080	$1,537	$11,994	$2,163
Add: write-down of residual interests	31,923	17,000	31,923	27,000
Less: debt extinguishment income	(26,005)		(27,092)

Proforma total operating revenue	$7,998	$18,537	$16,825	$29,163

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information
(In Thousands)

MORTGAGE LOAN ORIGINATION VOLUMES:
	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001
Retail:
Traditional retail branch network	$372,542	$347,445	$694,457	$655,908
National Loan Center	143,691	90,812	273,990	135,497

	516,233	438,257	968,447	791,405

Broker: (1)
Regional office network	702,928	369,116	1,168,091	715,294
Telemarketing and Internet	87,574	27,178	139,355	50,878

	790,502	396,294	1,307,446	766,172

Total	$1,306,735	$834,551	$2,275,893	$1,557,577

	(1) Includes the purchase of closed loans on a flow basis from correspondents of $1.0 million and $5.6 million during the three months ended December 31, 2002 and 2001, respectively, and $3.7 million and $13.6 million during the six months ended December 31, 2002 and 2001, respectively.

SECURITIZATIONS AND WHOLE LOAN SALES:

	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001

Loan Securitizations	$314,958	$234,955	$314,958	$409,963
Whole Loan Sales	860,969	600,235	1,781,673	1,170,879

Total	$1,175,927	$835,190	$2,096,631	$1,580,842

LOAN SERVICING:

	December 31,		June 30,
	2002	2001	2002
Mortgage loans serviced:
Loans in securitization trusts serviced in-house	$952.6	$1,481.5	$1,192.0
Loans serviced on an interim basis	1,417.0	1,128.6	991.0

Serviced in-house	2,369.6	2,610.1	2,183.0
Loans in securitization trusts serviced in-house
subserviced by others	104.5	153.9	125.0

Total servicing portfolio	$2,474.1	$2,764.0	$2,308.0

Percentage serviced in-house	95.8%	94.4%	94.6%